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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated February 12, 2015 relating to the financial statements and financial highlights of Advance Capital I, Inc., comprising the Equity Growth Fund, Balanced Fund, Retirement Income Fund, and Core Equity Fund for the year ended December 31, 2014, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/S/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2015



COHEN FUND AUDIT SERVICES, LTD.|CLEVELAND|MILWAUKEE|216.649.1700|

cohenfund.com

Registered with the Public Company Accounting Oversight Board.